Exhibit 99.1

WATERS INSTRUMENTS, INC.®

NEWS RELEASE

September 13, 2005	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES FOURTH QUARTER

AND YEAR-END FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the fourth quarter and fiscal year ended June 30, 2005. Net sales for the quarter increased 46.7 percent to $11.4 million, compared to $7.8 million for the same quarter in the prior year. The Company reported a net income for the quarter of $674,000, or $0.28 per basic share, compared with last year’s fourth quarter net income of $751,000, or $0.32 per basic share.

For fiscal year 2005, net sales were $32.6 million, a 34.8 percent increase from $24.2 million in the prior fiscal year. The sales growth for the fourth quarter and fiscal year 2005 was primarily due to the September 2004 acquisition and integration of Rutland Electric Fencing Company. The introduction of new and innovative products in the marketplace particularly from our Zareba Systems division also contributed to the sales growth. Without Rutland Electric, sales growth for the company was approximately 7 percent over the prior year.

Net income in fiscal year 2005 was $850,000, or $0.36 per basic share, compared to $1,964,000 or $0.85 per basic share in the prior year. Certain one time events affected each of the last two fiscal years. The Company’s operating results for fiscal year 2005, included one-time Rutland Electric Fence Company acquisition and integration expenses of approximately $409,000 or $262,000 net of tax, while the prior fiscal year included a pre-tax gain of $288,000 from the sale of Principal Financial Group common stock and $1.2 million from the sale of the Company’s Rochester facility for a combined contribution net of tax of $980,000.

“We are pleased to end our fiscal year on a strong financial note with excellent customer response to our new product introductions, such as automatic gate openers. We continue to develop new products that enhance our position as a global provider of perimeter protection products,” said President and Chief Executive Officer, Jerry Grabowski.

Zareba Systems now represents almost 93 percent of the Company’s sales, with the remainder contributed by Waters Medical Systems.  This is a result of our increasing concentration on selling electronic perimeter fence systems throughout North America as well as in the United Kingdom and other locations.

About Waters Instruments

Waters Instruments, Inc. is the world’s leading manufacturer of electric fence systems and kidney perfusion devices. A Minnesota corporation since 1960, the Company’s corporate headquarters are located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  Zareba Systems is North America’s largest manufacturer of electric fence systems, and its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The Waters Medical Systems division is a market leader in renal perfusion devices and whole blood oximeter products, both in the U.S. and overseas.

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements relating to the expected successful development and favorable customer response to new products depend on the actual acceptance and demand for the Company’s products, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.

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Waters Instruments, Inc.

Condensed Income Statement Highlights

	Three Months Ended		Fiscal Year Ended
	06/30/05	06/30/04	06/30/05	06/30/04
Net sales	$11,436,000	$7,797,000	$32,607,000	$24,186,000
Gross profit	$4,312,000	$3,450,000	$11,977,000	$9,228,000
Operating income from continuing operations	$1,181,000	$1,255,000	$1,972,000	$3,114,000
Income from continuing operations before income taxes	$936,000	$1,216,000	$1,207,000	$3,100,000
Income from continuing operations after taxes	$674,000	$751,000	$850,000	$1,976,000
Income (loss) from discontinued operations of WNS division, less applicable tax effect	$—	$—	$—	$(15,000)
Gain on disposal of WNS division, less applicable income tax effect	$—	$—	$—	$3,000
Net income after tax	$674,000	$751,000	$850,000	$1,964,000
Basic net income per share from continuing operations	$0.28	$0.32	$0.36	$0.85
Diluted net income per share from continuing operations	$0.27	$0.30	$0.34	$0.81
Basic net income per share	$0.28	$0.32	$0.36	$0.85
Diluted net income per share	$0.27	$0.30	$0.34	$0.81
Weighted average number of shares outstanding – basic	2,404,655	2,343,488	2,392,460	2,311,723
Weighted average number of shares outstanding – diluted	2,508,954	2,473,337	2,500,434	2,429,502

Waters Instruments, Inc.

Condensed Balance Sheet Highlights

	6/30/05	6/30/04
Current Assets
• Cash and cash equivalents	$1,054,000	$—
• Account receivable, net	$7,248,000	$5,352,000
• Inventories	$6,287,000	$3,958,000
• Prepaid expenses	$478,000	$291,000
• Deferred income taxes	$342,000	$273,000
Total Current Assets	$15,409,000	$9,874,000
Net property, plant and equipment	$4,253,000	$3,855,000
Other assets	$11,191,000	$5,650,000
Total Assets	$30,853,000	$19,379,000
Current Liabilities
• Account payables	$2,470,000	$1,855,000
• Accrued expenses/other accrued liabilities	$2,661,000	$2,517,000
• Current portion of LTD and short-term borrowing	$2,730,000	$1,039,000
Total Current Liabilities	$7,861,000	$5,411,000
Long-term debt, less current maturities	$7,905,000	$15,000
Non-compete liability, less current maturities	$250,000	$500,000
Deferred income taxes	$1,070,000	$543,000
Total Liabilities and Debt	$17,086,000	$6,469,000
Common stock	$24,000	$23,000
Additional paid-in-capital	$1,894,000	$1,779,000
Foreign currency translation adjustment	$(13,000)	$—
Retained earnings	$11,862,000	$11,108,000
Total Stockholders’ Equity	$13,767,000	$12,910,000
Total Liabilities and Equity	$30,853,000	$19,379,000

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Contact:	Elaine Beckstrom
763-509-7447